Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Nov. 14, 2019

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Clay M. Gaspar Elected to WPX’s Board of Directors

TULSA, Okla. – WPX Energy (NYSE: WPX) President and Chief Operations Officer Clay M. Gaspar has been elected to the company’s board of directors effectively immediately.

Gaspar has held increasing levels of leadership with WPX since joining the company in 2014. He started as senior vice president of operations and resource development, was promoted to chief operating officer in 2015 and named president in 2017.

He is a member of the Society of Petroleum Engineers and holds a bachelor’s degree in petroleum engineering from Texas A&M and a master’s degree in petroleum and geosciences engineering from the University of Texas at Austin. He also is a Registered Professional Engineer in the state of Texas.

“Clay is an integral part of what we’ve accomplished at WPX, from building a new culture to driving innovation, challenging teams to think in new ways and positioning the company to execute on our new five-year goals,” said Rick Muncrief, chairman and chief executive officer.

Gaspar becomes the second inside director on WPX’s board along with chairman and CEO Rick Muncrief. They are joined by eight independent directors, including lead independent director Kelt Kindick who has been a member of the board since 2013.

Two members of the WPX board – Jack E. Lentz and David F. Work – are scheduled to retire at the time of the company’s annual meeting in May. Both have served WPX since its start as an independent company in 2012.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.